Exhibit 99.1
For further information:
Media Contact:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
Investor Relations Contact:
Dennis Klaeser
Chief Financial Officer
312-683-7112
dklaeser@pvtb.com
For Immediate Release
PrivateBancorp Reports Third Quarter 2008 Results
Revenue Growth Remains Strong and Expenses Moderate
•	Revenue grew 23 percent over second quarter 2008.

•	Client deposits grew 14 percent during the third quarter.

•	Loans grew 16 percent during the third quarter.

•	Efficiency ratio improved to 72 percent compared to 96 percent in the prior quarter.
     CHICAGO, October 27, 2008 — PrivateBancorp, Inc. (NASDAQ: PVTB) today reported a net loss for the third quarter 2008 of $7.3 million, or $0.23 per diluted share, compared to net income of $9.2 million, or $0.42 per diluted share, for the third quarter 2007. The net loss for the nine months ended September 30, 2008, was $29.5 million, or $1.04 per diluted share, compared to net income of $27.0 million, or $1.23 per diluted share for the prior-year period.
     The Company recorded significant increases in revenue, client deposits and loans, and the number of new client relationships grew during the third quarter. The third quarter net loss was primarily attributed to an increase in the loan loss provision and expenses associated with the implementation of the previously announced Strategic Growth Plan.
     “Despite these unprecedented times in our industry, PrivateBancorp continues to generate strong performance in key measures, including revenue, loan and deposit growth,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We remain confident in our ability to continue delivering on our Strategic Growth Plan despite market conditions. In the third quarter, we saw positive signs that we are achieving the operating leverage expected from the execution of our Strategic Growth Plan. The challenging credit environment, including higher loan loss provisions and charge-offs, certainly slowed our financial progress. We believe that if we remain focused on building deep and lasting relationships, we will maintain the positive momentum we’ve achieved since launching the Strategic Growth Plan a year ago.”
Execution of the Strategic Growth Plan
     During the third quarter, the Company continued to execute on fundamental elements of its Strategic Growth Plan:
•	The Company continues to selectively and deliberately grow by developing relationships with clients that it knows and understands. In this particular market, there are opportunities that the Company has been able to capitalize on, given its relationship-based philosophy. Additionally, cross-selling remains an important part of the Company’s business model as it continues to diversify its fee income.

•	During the third quarter, the Company hired key Managing Directors to support its operations and infrastructure. The rate of new hiring moderated substantially in the third quarter compared to the first half of the year.

•	Strong revenue growth, moderate hiring, and other expense management, led to a material improvement in the efficiency ratio, which decreased to 71.57 percent from 95.65 percent at the end of the second quarter.

•	Loans grew $1.0 billion during the quarter, in line with the Company’s expectations and the guidance the Company gave in the second quarter of 2008. Client deposits grew $615.4 million, or 14 percent, during the quarter, exceeding the Company’s goal to fund a substantial portion of loan growth with client deposits.

•	The higher provision for loan losses in the third quarter negatively affected net income. The majority of the provision is attributable to deteriorating credit quality in a portion of the Company’s legacy loan portfolio and the remainder of the provision is attributable to the third quarter loan growth resulting from the successful execution of the Strategic Growth Plan.
     Management continues to keep its focus on certain key performance indicators – revenue, deposit and loan growth, asset quality, operating efficiency and profitability, as well as selective client acquisition – in order to enhance stockholder value.
Balance Sheet
     Total assets increased 81 percent to $9.0 billion at September 30, 2008, from $5.0 billion at December 31, 2007. Total loans increased 78 percent to $7.4 billion at September 30, 2008, from $4.2 billion at December 31, 2007. Commercial loans, including commercial and industrial and owner-occupied commercial real estate loans, continue to be the fastest-growing segment of the loan portfolio and increased to $3.5 billion, or 46 percent of the Company’s total loans, from $1.3 billion, or 32 percent of total loans, at the end of 2007. Commercial real estate loans decreased to 33 percent of the Company’s total loans at the end of the third quarter, compared to 38 percent of total loans at December 31, 2007. Management believes that on a percentage basis, the portfolio is diversified, which has resulted in a more preferred loan mix relative to the end of 2007.
     Total deposits increased 98 percent to $7.4 billion at September 30, 2008, from $3.8 billion at December 31, 2007, with $1.8 billion attributable to an increase in client deposits, which includes $304.4 million in reciprocal CDARS™ deposits. The CDARS deposit program is a deposit services arrangement that achieves FDIC deposit insurance for jumbo deposit relationships. Client deposits were $5.0 billion, or 67 percent, of total deposits at the end of the third quarter. During the quarter, the Company facilitated its deposit growth by aggressively pursuing deposits from existing and new clients, increasing institutional and municipal deposits, expanding its business DDA account balances through its enhanced treasury management services, and continuing implementation of the CDARS deposit program.
     The Company continues to enhance its suite of deposit products and treasury management services and in the third quarter average non-interest-bearing deposits grew to $547.3 million from $409.3 million at the end of the second quarter 2008 and from $302.9 million at the end of 2007.
     Funds borrowed, which include federal funds purchased, FHLB advances, borrowings under the Company’s credit facility, and convertible senior notes, increased to $592.2 million at September 30, 2008, from $560.8 million at December 31, 2007. Junior subordinated deferrable-interest debentures increased to $244.8 million from $101.0 million at December 31, 2007, due to the issuance of $143.8 million of Trust Preferred securities during the second quarter. During the third quarter, the Company entered into a new $20.0 million senior holding company credit facility and a bank-level sub-debt facility of $120.0 million, of which $100.0 million was drawn at quarter end.
     The Company’s investment securities portfolio increased to $918.3 million at September 30, 2008, from $538.7 million at December 31, 2007. The Company’s securities portfolio is primarily comprised of U.S. government agency backed mortgage pools, agency collateralized mortgage obligations, and municipal bonds. The Company does not own Freddie Mac or Fannie Mae preferred stock or sub-debt obligations, nor does it own any sub-prime mortgage-backed securities.
Revenue Growth
     Revenue grew 23 percent over the second quarter 2008 to $65.8 million from $53.5 million, reflecting an increase in net interest income and non-interest income.
     Net interest income totaled $53.2 million in the third quarter 2008, compared to $43.1 million in the second quarter 2008, an increase of 23 percent, and $32.3 million for the third quarter 2007, an increase of 65 percent. Net interest margin (on a tax equivalent basis) decreased to 2.72 percent for the third quarter 2008 compared to 2.77 percent for the second quarter 2008 and 3.16 percent for the third quarter 2007. Net interest margin declined throughout 2008 due to continued decreases in the prime and LIBOR rates of interest, the impact of non-accruing loans on interest income, and the increasing cost of available funding sources. A portion of this increased funding cost resulted from the issuance of $143.8 million of 10 percent trust preferred securities during the second quarter 2008.
     The Company is committed to diversifying its fee-based revenue and, in the third quarter 2008, non-interest income, excluding securities gains, increased 26 percent to $11.5 million, compared to $9.1 million in the second quarter 2008 and $6.4 million in the third quarter 2007. Fee income from the Company’s Treasury Management and Capital Markets groups contributed a combined $4.3 million in the third quarter, compared to $2.2 million in the second quarter 2008 and $132,000 in the third quarter 2007. Banking and other services income increased to $2.0 million at the end of the third quarter 2008 from $679,000 at the end of the third quarter 2007, comprised mostly of letter of credit fees.
     The PrivateWealth Group’s assets under management were $3.4 billion at September 30, 2008, slightly above $3.3 billion at June 30, 2008 and September 30, 2007. Net additions to existing and new accounts during the third quarter 2008 more than offset decreases in assets under management related to market performance. The PrivateWealth Group’s fee revenue declined to $4.1 million in the third quarter 2008, from $4.4 million in the second quarter 2008, which was slightly higher than $4.0 million in the third quarter 2007.
Credit Quality
     During the third quarter 2008, the provision for loan losses increased to $30.2 million from $23.0 million in the second quarter 2008 and $2.4 million in the third quarter 2007. The increase is attributable to an increase in non-performing loans and loans charged off during the quarter, the substantial loan growth the Company continues to experience and deteriorating market conditions. Non-performing assets to total assets were 1.18 percent at September 30, 2008, compared to 0.98 percent at June 30, 2008, and 0.97 percent at December 31, 2007. The Company had $106.5 million in total non-performing assets at September 30, 2008, compared to $73.1 million at June 30, 2008 and $48.3 million at December 31, 2007. This increase is primarily driven from deterioration in residential development loan exposures in various markets. The Company has not seen meaningful deterioration in credit quality in other major loan types. Each non-performing loan generally is secured and carries personal guaranties.

     Of the total $106.5 million in non-performing assets at September 30, 2008, $88.1 million are non-accruing loans, and $18.5 million are Other Real Estate Owned (OREO). The Company had no loans over 90 days past due and accruing. OREO properties are carried at fair value on the Company’s balance sheet. Of total non-performing assets, approximately $80.0 million or 75 percent were related to the residential development sector.
     Delinquencies (loans 30-89 days past due and still accruing) were $50.0 million, or 0.67 percent of total loans at September 30, 2008, compared to $30.1 million, or 0.47 percent of total loans at June 30, 2008, and $102.6 million, or 2.46 percent of total loans at December 31, 2007.
     Net charge-offs totaled $7.0 million in the third quarter 2008, or an annualized rate of 0.40 percent of average total loans, compared to $6.0 million in the second quarter 2008, or an annualized rate of 0.42 percent of average total loans, and $1.6 million or an annualized rate of 0.17 percent of average total loans, in the prior-year third quarter. Year-to-date, charge-offs were primarily attributable to declining collateral valuations in the residential development sector.
     The allowance for loan losses as a percentage of total loans was 1.37 percent at September 30, 2008, compared to 1.23 percent at June 30, 2008 and 1.17 percent at December 31, 2007. In response to the challenging asset quality environment, the Company has taken several steps to effectively and proactively manage its risk exposure including enhancing its risk management infrastructure, moving to monthly executive management review of all residential development loans in all markets, and maintaining appropriate risk-rating assignments. The Company continues to anticipate challenges related to asset quality until the housing environment begins to stabilize.
Expenses
     Non-interest expense was $47.1 million in the third quarter 2008, compared to $51.2 million in the second quarter 2008, a decrease of 8 percent, and $23.9 million in the third quarter 2007, an increase of 97 percent. The decrease in non-interest expense in the third quarter 2008 compared to the second quarter 2008 is primarily attributable to a $2.9 million decrease in salaries and benefits expenses and a $1.6 million decrease in professional service fees. The increase from a year ago is reflective of significant increases in compensation expense, deposit insurance, and to a lesser extent marketing, occupancy, and professional fees related to the investment in the Strategic Growth Plan. Included in other non-interest expense for the third quarter 2008 were additional operating expenses and disposition costs related to OREO properties.
Liquidity and Capital Resources
     In response to market conditions, the Company enhanced both its liquidity and capital positions during the third quarter. Additionally, the Company experienced strong deposit growth of 14 percent during the quarter that improved its overall liquidity.
     As of September 30, 2008, the Company had total risk-based capital ratio of 12.09 percent and Tier 1 risk-based capital ratio of 9.22 percent, substantially exceeding the well-capitalized thresholds of 10 percent and 6 percent, respectively.
     We are committed to maintaining our well-capitalized position and continue to evaluate our capital-raising options. As such, we are reviewing the Treasury Department’s Troubled Asset Relief Program (TARP) Capital Purchase Program and expect to make a decision on whether to participate prior to the November 14, 2008, deadline.
About PrivateBancorp, Inc.
     PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $9.0 billion in assets as of September 30, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.
     Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unforeseen difficulties and higher than expected costs associated with the implementation of our Strategic Growth Plan, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of continued margin pressure on the Company’s earnings; further deterioration in asset quality; the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold; the need for additional reserves to our allowance for loan losses; insufficient liquidity/funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth; legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines, including as a result of continual negative economic conditions; competition; unforeseen difficulties in integrating new hires; failure to improve operating efficiencies through expense controls; and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.
Editor’s Note: Financial highlights attached.

PrivateBancorp, Inc.
Consolidated Income Statements
Unaudited
(amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest Income
Loans, including fees	$99,408	$72,299	$259,734	$211,917
Federal funds sold and interest-bearing deposits	217	259	658	736
Securities:
Taxable	8,161	3,450	17,903	10,633
Exempt from federal income taxes	2,027	2,345	6,453	7,037

Total Interest Income	109,813	78,353	284,748	230,323

Interest Expense
Deposits:
Interest-bearing demand	383	475	1,230	1,508
Savings and money market	12,785	17,904	37,302	51,633
Brokered and other time	33,598	21,732	89,912	62,746
Funds borrowed	4,634	4,350	14,141	13,306

Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	5,258	1,604	9,587	4,756

Total Interest Expense	56,658	46,065	152,172	133,949

Net Interest Income	53,155	32,288	132,576	96,374
Provision for loan losses	30,173	2,399	70,329	6,763

Net Interest Income after Provision for Loan Losses	22,982	29,889	62,247	89,611

Non-interest Income
The PrivateWealth Group fee revenue	4,059	4,029	12,828	11,878
Mortgage banking income	776	1,157	3,535	3,700
Capital market product income	3,815	—	6,164	—
Treasury management income	439	132	902	428
Bank owned life insurance	439	403	1,308	1,225
Banking and other services	2,006	679	3,656	2,491
Net securities gains	180	366	1,280	348

Total Non-interest Income	11,714	6,766	29,673	20,070

Non-interest Expense
Salaries and employee benefits	28,895	13,083	88,459	39,546
Occupancy expense, net	4,364	3,336	12,556	9,286
Professional fees	3,374	2,109	10,684	5,434
Investment manager expenses	829	857	2,608	2,507
Marketing	2,083	1,058	7,614	3,676
Data processing	1,554	1,039	3,942	2,924
Postage, telephone, and delivery	575	409	1,663	1,224
Office supplies and printing	275	221	988	722
Amortization of intangibles	241	241	896	726
Insurance	2,460	452	5,067	1,166
Other non-interest expense	2,435	1,119	6,745	3,388

Total Non-interest Expense	47,085	23,924	141,222	70,599

Minority interest expense	86	100	256	285

Income Before Income Taxes	(12,475)	12,631	(49,558)	38,797
Income tax (benefit) provision	(5,211)	3,466	(20,070)	11,845

Net (loss) income	(7,264)	9,165	(29,488)	26,952

Preferred stock dividends	146	—	400	—

Net (loss) income available to Common Shareholders	$(7,410)	$9,165	$(29,888)	$26,952

Weighted Average Common Shares Outstanding	31,634	21,223	28,822	21,246
Diluted Average Common Shares Outstanding	31,634	21,819	28,822	21,888

Per Common Share Information
Basic	$(0.23)	$0.43	$(1.04)	$1.27
Diluted	$(0.23)	$0.42	$(1.04)	$1.23
Dividends	$0.075	$0.075	$0.225	$0.225

Note 1:	Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Note 2:	Diluted shares are equal to Basic shares for the three and nine months ended September 30, 2008 due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

PrivateBancorp, Inc.
Quarterly Consolidated Income Statements
Unaudited
(amounts in thousands except per share data)

	3Q08	2Q08	1Q08	4Q07	3Q07
Interest Income
Loans, including fees	$99,408	$84,231	$76,113	$71,062	$72,299
Federal funds sold and interest-bearing deposits	217	207	246	275	259
Securities:
Taxable	8,161	5,456	4,286	3,951	3,450
Exempt from federal income taxes	2,027	2,181	2,244	2,313	2,345

Total Interest Income	109,813	92,075	82,889	77,601	78,353

Interest Expense
Deposits:
Interest-bearing demand	383	425	422	451	475
Savings and money market	12,785	11,303	13,221	16,813	17,904
Brokered and other time	33,598	29,950	26,358	20,894	21,732
Funds borrowed	4,634	4,523	4,996	6,087	4,350

Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	5,258	2,758	1,572	1,608	1,604

Total Interest Expense	56,658	48,959	46,569	45,853	46,065

Net Interest Income	53,155	43,116	36,320	31,748	32,288
Provision for loan losses	30,173	23,024	17,133	10,171	2,399

Net Interest Income after Provision for Loan Losses	22,982	20,092	19,187	21,577	29,889

Non-interest Income
The PrivateWealth Group fee revenue	4,059	4,350	4,419	4,310	4,029
Mortgage banking income	776	997	1,530	828	1,157
Capital market product income	3,815	1,959	391	—	—
Treasury management income	439	279	184	151	132
Bank owned life insurance	439	437	432	431	403
Banking and other services	2,006	1,119	746	484	679
Net securities gains	180	286	814	—	366

Total Non-interest Income	11,714	9,427	8,516	6,204	6,766

Non-interest Expense
Salaries and employee benefits	28,895	31,817	27,749	31,673	13,083
Occupancy expense, net	4,364	4,338	3,845	3,918	3,336
Professional fees	3,374	5,005	2,311	6,442	2,109
Investment manager expenses	829	812	968	925	857
Marketing	2,083	2,700	2,828	2,422	1,058
Data processing	1,554	1,168	1,220	1,282	1,039
Postage, telephone, and delivery	575	546	541	483	409
Office supplies and printing	275	371	350	362	221
Amortization of intangibles	241	422	234	240	241
Insurance	2,460	1,627	870	772	452
Other non-interest expenses	2,435	2,401	2,016	3,291	1,119

Total Non-interest Expense	47,085	51,207	42,932	51,810	23,924

Minority interest expense	86	101	68	78	100

Income Before Income Taxes	(12,475)	(21,789)	(15,297)	(24,107)	12,631
Income tax (benefit) provision	(5,211)	(8,494)	(6,364)	(8,962)	3,466

Net (loss) income	($7,264)	($13,295)	($8,933)	($15,145)	$9,165

Preferred stock dividends	146	146	107	107	—

Net (loss) income available to Common Shareholders	($7,410)	($13,441)	($9,040)	($15,252)	$9,165

Weighted Average Common Shares Outstanding	31,634	27,914	26,886	22,537	21,223
Diluted Average Common Shares Outstanding	31,634	27,914	26,886	22,537	21,819

Per Common Share Information
Basic	$(0.23)	$(0.48)	$(0.34)	$(0.68)	$0.43
Diluted	$(0.23)	$(0.48)	$(0.34)	$(0.68)	$0.42
Dividends	$0.075	$0.075	$0.075	$0.075	$0.075

Note 1:	Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Note 2:	Diluted shares are equal to Basic shares for the first, second, and third quarter 2008 and the fourth quarter 2007 due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

PrivateBancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	09/30/08	06/30/08	03/31/08	12/31/07	09/30/07
	unaudited	unaudited	unaudited	audited	unaudited
Assets
Cash and due from banks	$76,314	$76,924	$54,576	$51,331	$52,922
Fed funds sold and other short-term investments	363,991	41,034	22,226	13,220	22,117

Total cash and cash equivalents	440,305	117,958	76,802	64,551	75,039

Available-for-sale securities, at fair value	899,301	712,158	575,798	526,271	487,266
Non-marketable equity investments	18,958	13,807	13,157	12,459	10,682
Loans held for sale	6,736	10,988	9,659	19,358	4,262

Loans net of unearned discount	7,441,137	6,417,026	5,136,066	4,177,795	3,737,523
Allowance for loan losses	(102,223)	(79,021)	(61,974)	(48,891)	(42,113)

Net loans	7,338,914	6,338,005	5,074,092	4,128,904	3,695,410

Goodwill	95,045	95,045	93,341	93,341	93,357
Premises and equipment, net	29,650	27,513	26,356	25,600	24,844
Accrued interest receivable	32,466	27,809	25,287	24,144	23,422
Bank owned life insurance	45,438	44,999	44,561	44,130	43,699
Other assets	104,650	90,656	74,591	51,447	40,245

Total Assets	9,011,463	7,478,938	6,013,644	4,990,205	4,498,226

Liabilities
Demand deposits:
Non-interest bearing	$601,653	$548,710	$341,779	$299,043	$285,003
Interest bearing	164,318	164,541	159,003	157,761	134,428
Savings and money market deposit accounts	2,407,641	2,086,929	1,663,275	1,594,172	1,577,930
Brokered deposits	2,749,735	1,889,401	1,396,930	542,470	500,296
Other time deposits	1,526,601	1,466,369	1,453,479	1,167,692	1,090,405

Total deposits	7,449,948	6,155,950	5,014,466	3,761,138	3,588,062

Funds borrowed	592,194	369,570	359,099	560,809	464,021
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	244,793	244,793	101,033	101,033	101,033
Accrued interest payable	31,959	30,039	17,670	16,134	13,968
Other liabilities	52,449	33,087	28,169	50,298	12,742

Total Liabilities	$8,371,343	$6,833,439	$5,520,437	$4,489,412	$4,179,826

Stockholders’ Equity
Preferred stock	58,070	58,070	41,000	41,000	—
Common stock	32,147	31,944	27,289	27,225	21,612
Treasury stock	(15,626)	(14,150)	(13,925)	(13,559)	(13,475)
Additional paid-in-capital	474,354	467,294	314,961	311,989	160,178
Retained earnings	89,248	99,177	115,016	126,204	143,585
Accumulated other comprehensive income	1,927	3,164	8,866	7,934	6,500

Total Stockholders’ Equity	$640,120	$645,499	$493,207	$500,793	$318,400

Total Liabilities and Stockholders’ Equity	$9,011,463	$7,478,938	$6,013,644	$4,990,205	$4,498,226

Note 1:	Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

PrivateBancorp, Inc.
Key Financial Data
Unaudited
(amounts in thousands except per share data)

3Q08	2Q08	1Q08	4Q07	3Q07
Selected Statement of Income Data:
Net interest income	$53,155	$43,116	$36,320	$31,748	$32,288
Net revenue (1)	$65,787	$53,535	$45,862	$39,009	$40,126
(Loss) income before taxes	$(12,475)	$(21,789)	$(15,297)	$(24,107)	$12,631
Net (loss) income	$(7,264)	$(13,295)	$(8,933)	$(15,145)	$9,165

Per Common Share Data:
Basic earnings per share	$(0.23)	$(0.48)	$(0.34)	$(0.68)	$0.43
Diluted earnings per share (2)	$(0.23)	$(0.48)	$(0.34)	$(0.68)	$0.42
Dividends	$0.075	$0.075	$0.075	$0.075	$0.075
Book value (period end)	$17.32	$17.65	$15.97	$16.38	$14.59
Tangible book value (period end) (3)	$14.31	$14.61	$12.46	$12.82	$10.01
Market value (close)	$41.66	$30.38	$31.47	$32.65	$34.84
Diluted earnings multiple (4)	(44.83	) x	(15.78	) x	(23.08	) x	(12.10	) x	20.91	x
Book value multiple	2.41	x	1.72	x	1.97	x	1.93	x	2.36	x

Share Data:
Weighted Average Common Shares Outstanding	31,634	27,914	26,886	22,537	21,223
Diluted Average Common Shares Outstanding (2)	31,634	27,914	26,886	22,537	21,819
Common shares issued (at period end)	34,028	33,656	28,686	28,439	22,183
Common shares outstanding (at period end)	33,604	33,275	28,311	28,075	21,821

Performance Ratios:
Return on average total assets	-0.35%	-0.80%	-0.66%	-1.30%	0.82%
Return on average total equity	-4.59%	-9.89%	-7.81%	-16.61%	11.80%
Dividend payout ratio	-35.24%	-18.93%	-24.23%	-14.30%	17.84%
Fee revenue as a percent of total revenue (5)	17.83%	17.49%	17.49%	16.35%	16.54%
Non-interest income to average assets	0.57%	0.57%	0.63%	0.53%	0.60%
Non-interest expense to average assets	2.28%	3.07%	3.18%	4.45%	2.13%
Net overhead ratio (6)	1.71%	2.50%	2.55%	3.92%	1.53%
Efficiency ratio (7)	71.57%	95.65%	93.61%	132.81%	59.62%

Selected Financial Condition Data:
Client deposits (8)	$5,006,397	$4,390,998	$3,697,598	$3,220,464	$3,087,766
The Private Wealth Group assets under management	$3,354,212	$3,305,477	$3,314,461	$3,361,171	$3,281,576

Balance Sheet Ratios:
Loans to Deposits (period end)	99.88%	104.24%	102.42%	111.08%	104.17%

Average interest-earning assets to average interest-bearing liabilities	113.28%	111.69%	112.86%	111.32%	110.40%

Capital Ratios (period end):
Total equity to total assets	7.10%	8.63%	8.20%	10.04%	7.08%
Total risk-based capital ratio	12.09%	13.47%	11.54%	14.20%	10.60%
Tier-1 risk-based capital ratio	9.22%	10.82%	9.00%	11.39%	8.07%
Leverage ratio	9.28%	11.46%	9.13%	10.93%	7.20%
Tangible capital ratio	6.05%	7.38%	6.66%	8.20%	4.96%

(1)	The sum of net interest income, on a tax equivalent basis, plus non-interest income.

(2)	Diluted shares are equal to Basic shares for the first, second, and third quarter 2008 and the fourth quarter 2007 due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

(3)	Tangible book value is total capital less goodwill and other intangibles divided by outstanding shares at end of period.

(4)	Period end closing stock price divided by annualized quarterly earnings for the quarter then ended.

(5)	Represents non-interest income less securities gains as a percentage of the sum of net interest income and non-interest income less securities gains.

(6)	Non-interest expense less non-interest income divided by average total assets.

(7)	Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.

(8)	Client deposits are equal to total deposits less brokered deposits plus reciprocal CDARSTM.

PrivateBancorp, Inc.
Asset Quality
Unaudited
(dollars in thousands)

	3Q08	2Q08	1Q08	4Q07	3Q07
Credit Quality Key Ratios:
Net charge-offs to average loans	0.40%	0.42%	0.35%	0.35%	0.17%
Total non-performing loans to total loans	1.18%	0.91%	0.91%	0.93%	0.77%
Total non-performing assets to total assets	1.18%	0.98%	1.10%	0.97%	0.80%
Nonaccrual loans to:
total loans	1.18%	0.89%	0.91%	0.93%	0.69%
total assets	0.98%	0.77%	0.77%	0.78%	0.57%
Allowance for loan losses to:
total loans	1.37%	1.23%	1.21%	1.17%	1.13%
non-performing loans	116%	135%	133%	125%	145%
nonaccrual loans	116%	138%	133%	125%	164%

Non-performing assets:
Loans past due 90 days and accruing	$0	$1,180	$23	$53	$3,294
Nonaccrual loans	88,057	57,348	46,517	38,983	25,657
OREO	18,465	14,579	19,346	9,265	7,044

Total non-performing assets	$106,522	$73,107	$65,886	$48,301	$35,995

Allowance for Loan Losses Summary
Balance at beginning of period	$79,021	$61,974	$48,891	$42,113	$41,280
Provision	30,173	23,024	17,133	10,171	2,399
Loans charged off	7,017	6,097	4,114	3,435	1,648
(Recoveries)	(46)	(120)	(64)	(42)	(82)

Balance at end of period	$102,223	$79,021	$61,974	$48,891	$42,113

Net loan charge-offs (recoveries):
Commercial	$1,469	$1,109	$1,099	$752	$1,077
Construction	2,507	2,555	1,813	1,006	95
Commercial real estate	2,349	1,764	481	1,388	295
Residential real estate	46	426	118	—	—
Home equity	50	34	333	—	—
Personal	550	89	206	247	99

Total net loan charge-offs	$6,971	$5,977	$4,050	$3,393	$1,566

Loans past due 30-89 days and still accruing by type:
Commercial	$5,867	$5,983	$40,740	$11,170	$3,379
Construction	19,113	7,062	35,738	38,407	12,218
Commercial Real Estate	18,473	8,282	47,265	34,366	21,233
Residential Real Estate	3,104	1,121	5,856	9,431	2,833
Personal and Home Equity	3,400	7,631	16,787	9,224	3,248

Total	$49,957	$30,079	$146,386	$102,598	$42,911

Loans past due 30-89 days and still accruing as a percent of total loan type:
Commercial	0.17%	0.22%	2.20%	0.85%	0.32%
Construction	2.69%	1.00%	5.75%	6.26%	2.08%
Commercial Real Estate	0.77%	0.38%	2.40%	2.14%	1.42%
Residential Real Estate	0.83%	0.35%	2.07%	3.55%	1.09%
Personal and Home Equity	0.69%	1.65%	4.05%	2.41%	0.92%

Total	0.67%	0.47%	2.85%	2.46%	1.15%

PrivateBancorp, Inc.
Asset Quality by Location
Unaudited
(dollars in thousands)
September 30, 2008

	Non performing	NPLs as % of	Other Real	Non performing	NPAs as % of
	Loans	Total Loans (1)	Estate Owned	Assets	Total Assets (2)
Chicago	$31,696	0.54%	$9,176	$40,872	0.57%
St. Louis (3)	12,330	2.93%	3,438	15,768	2.77%
Michigan	22,051	2.80%	1,462	23,513	2.60%
Georgia	21,980	7.96%	4,389	26,369	7.03%
Wisconsin	—	—	—	—	—

Consolidated non-performing assets	$88,057	1.18%	$18,465	$106,522	1.18%
December 31, 2007

	Non performing	NPLs as % of	Other Real	Non performing	NPAs as % of
	Loans	Total Loans (1)	Estate Owned	Assets	Total Assets (2)
Chicago	$11,012	0.39%	$2,122	$13,134	0.39%
St. Louis (3)	12,413	3.30%	4,537	16,950	3.51%
Michigan	5,266	0.88%	1,466	6,732	0.98%
Georgia	10,345	3.93%	1,140	11,485	3.44%
Wisconsin	—	—	—	—	—

Consolidated non-performing assets	$39,036	0.93%	$9,265	$48,301	0.97%

Note:	Non performing loans are defined as loans delinquent > 90 days and non accrual loans. Non performing assets are non performing loans and Other Real Estate owned.

(1)	Non performing loans are presented as a percentage of each entities’ gross loans

(2)	Non performing assets are presented as a percentage of each entities’ total assets

(3)	St. Louis loans and total assets includes Kansas City total loans and assets.

PrivateBancorp, Inc.
Loan Mix
Unaudited
(dollars in thousands)

	09/30/08	06/30/08	03/31/08	12/31/07	09/30/07
Commercial Real Estate	2,049,047	$1,838,301	$1,728,783	$1,386,275	$1,314,138
Multi-family CRE	353,879	349,220	241,306	217,884	184,093

Total CRE Loans	2,402,926	2,187,521	1,970,089	1,604,159	1,498,231

Commercial and Industrial	2,957,507	2,292,960	1,410,442	827,837	670,106
Owner-Occupied CRE	499,964	451,455	437,587	483,920	370,269

Total Commercial Loans	3,457,471	2,744,415	1,848,029	1,311,757	1,040,375

Residential Real Estate	374,488	318,358	282,257	265,466	260,427
Personal (1)	318,552	296,458	269,848	247,462	218,998
Home Equity	176,094	164,771	144,209	135,483	133,224
Construction	711,606	705,503	621,634	613,468	586,268

Total Loans	$7,441,137	$6,417,026	$5,136,066	$4,177,795	$3,737,523

(1)	The personal loan category includes overdrafts.

PrivateBancorp, Inc.
Net Interest Margin
Unaudited
(dollars in thousands)

	Three Months Ended September 30,
	2008			2007 (1)
	Average			Average
	Balance(2)	Interest	Rate	Balance(2)	Interest	Rate

Assets:
Fed funds sold and interest- bearing deposits	$37,962	$217	2.25%	$15,390	$259	6.63%
Securities:
Taxable	683,998	8,161	4.77%	283,948	3,450	4.86%
Tax exempt	179,105	2,945	6.58%	198,148	3,417	6.90%

Total securities	863,103	11,106	5.14%	482,096	6,867	5.70%

Loans:
Commercial, Construction & CRE	6,092,638	88,273	5.72%	3,108,900	61,612	7.86%
Residential	373,665	4,972	5.32%	264,643	4,035	6.10%
Private Client	474,478	6,163	5.15%	334,646	6,652	7.89%

Total Loans (3)	6,940,781	99,408	5.66%	3,708,189	72,299	7.74%

Total earning assets	$7,841,846	$110,731	5.58%	$4,205,675	$79,425	7.50%
Allowance for loan losses	(84,808)			(41,174)
Cash and dues from banks	101,023			50,613
Other assets	325,291			231,281

Total average assets	$8,183,352			$4,446,395

Liabilities:
Interest-bearing demand deposits	$154,022	$383	0.99%	$137,740	$475	1.37%
Regular savings deposits	18,006	80	1.76%	11,979	64	2.12%
Money market accounts	2,282,822	12,705	2.21%	1,554,732	17,840	4.55%
Time deposits	1,537,431	13,243	3.42%	1,069,765	14,101	5.23%
Brokered deposits	2,092,609	20,355	3.86%	588,139	7,631	5.15%

Total interest-bearing deposits	6,084,890	46,766	3.05%	3,362,355	40,111	4.73%
Other borrowings	593,068	4,634	3.06%	343,820	4,350	4.95%
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	244,793	5,258	8.40%	101,033	1,604	6.21%

Total interest-bearing liabilities	6,922,751	56,658	3.24%	3,807,208	46,065	4.79%

Non-interest bearing deposits	547,304			299,201
Other liabilities	84,803			32,062
Stockholders’ equity	628,494			307,924

Total average liabilities and stockholders’ equity	$8,183,352			$4,446,395

Tax equivalent net interest income (4)		$54,073			$33,360

Net interest spread (5)			2.34%			2.71%
Effect of non interest-bearing funds			0.38%			0.45%

Net interest margin (4) (6)			2.72%			3.16%

(1)	Prior period net interest margin computations were modified to conform with the current period presentation.

(2)	Average assets were generally computed using daily balances.

(3)	Non-accrual loans are included in the average balances and the average annualized interest foregone on these loans was approximately $1.0 million for the quarter ended September 30, 2008 compared to approximately $1.1 million in the prior quarter period.

(4)	Reconciliation of the current quarter net interest income to prior quarter :

	Three months Ended September 30,
	2008	2007

Net interest income	$53,155	$32,288
Tax equivalent adjustment to net interest income	918	1,072

Net interest income, tax equivalent basis	$54,073	$33,360

(5)	Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(6)	Net interest income, on a tax equivalent basis, divided by average interest-earning assets.